EXHIBIT 99.1

For Immediate Release
November 6, 2019

Contact:
Brian Kletscher
Highwater Ethanol, LLC
507-752-6160, Brian.Kletscher@highwaterethanol.com

Highwater Ethanol Announces Air Permit

Highwater Ethanol, LLC announced that it has been issued an Air Emissions Permit that would allow it to increase its annual ethanol production from 58 to 68.5 million gallons of ethanol. Highwater originally constructed an ethanol plant with an annual nameplate capacity of 50 million gallons of ethanol which began operations in August of 2009. Highwater recently completed various projects to add additional grain storage and improve production rates at the facility.

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About Highwater Ethanol, LLC
Highwater Ethanol, LLC is an ethanol production company that owns and operates an ethanol plant located in Lamberton, Minnesota. Highwater employs 42 employees at its facility. For more information, visit highwaterethanol.com.